Investor Relations (303) 691-4350
Investor@Aimco.com
Elizabeth Coalson
Vice President Investor Relations
(303) 691-4327

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
PROVIDES INFORMATION REGARDING SPECIAL DIVIDEND, PRELIMINARY THIRD QUARTER FINANCIAL RESULTS AND
INVOLUNTARY MARGIN CALL SALES BY TWO OFFICERS

DENVER, COLORADO – October 10, 2008

Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today that management expects to recommend that its Board of Directors declare a special dividend to holders of its Class A Common Stock of $1.80 per share for the quarter ended September 30, 2008. Management expects to recommend that the special dividend be payable in a combination of cash and additional shares of Class A Common Stock (“Common Stock”).

If declared, a portion of the special dividend, in the amount of $0.60 per share, would represent payment of the regular dividend for the third quarter 2008, and a portion would represent an additional dividend payment in the amount of $1.20 per share associated with taxable gains arising from property dispositions in 2008. Further details regarding the terms and conditions of the special dividend will be announced at such time as the special dividend is declared by Aimco’s Board of Directors.

Aimco also announced today the following summary data regarding its preliminary unaudited results for the quarter ended September 30, 2008. This report will be augmented when final third quarter results are released and management holds its quarterly earnings conference call on October 31, 2008. At the end of the third quarter 2008, Aimco had:

•	$79 million in available cash on hand;

•	$5 million drawn on its $650 million revolving credit facility;

•	“Dry powder” of more than $660 million, which represents the undrawn credit facility plus available cash on hand less letters of credit;

•	Non-recourse property debt maturities in the fourth quarter 2008 and the full year 2009 of $93 million and $407 million, respectively, at an average estimated loan-to-value (“LTV”) of approximately 38% and 49%, respectively;

•	Term debt of $475 million, with $75 million maturing in September 2009 and $400 million maturing in March 2011; and

•	Limited obligations to fund redevelopment commitments and no development commitments.

Chief Financial Officer Tom Herzog comments: “The tumultuous state of the current financial markets highlights the importance of liquidity, and Aimco’s balance sheet remains sound. Our property debt is non-recourse with laddered maturities to minimize refunding risk. The majority of Aimco’s term debt matures in 2011 and our revolving credit facility is substantially free-and-clear.”

During the third quarter 2008, Aimco sold a total of 45 properties for approximately $814 million in gross proceeds (approximately $347 million of net proceeds to Aimco) at a free cash flow cap rate of approximately 6%, inclusive of $500 per unit of capital replacement costs. Year-to-date, Aimco has sold 90 properties for approximately $1.77 billion in gross proceeds (approximately $723 million of net proceeds to Aimco).

Additional highlights from the third quarter 2008 include:

•	Property operations remained on plan with third quarter 2008 Same Store occupancy in excess of 95% and positive rental rate growth;

•	More than 1,700 newly redeveloped apartment units were leased during the quarter and the inventory of ready-to-lease units was reduced by more than 400 units; and

•	Lower tax credit syndication fees, as described in Aimco’s second quarter 2008 earnings conference call, were more than offset by higher than anticipated promote income from asset sales.

Based on preliminary results, third quarter 2008 Funds from Operations (“FFO”), before impairment losses and previously disclosed casualty expenses associated with Hurricane Ike and Tropical Storm Fay, is expected to meet or exceed guidance of $0.81 to $0.85 per share, which is unchanged from that previously provided (after a $0.05 per share adjustment for shares issued in connection with the second quarter 2008 special dividend). Similarly, year-to-date FFO, before impairment losses and casualty expenses associated with Hurricane Ike and Tropical Storm Fay, is also expected to meet or exceed guidance. As previously disclosed, based on preliminary estimates, Aimco’s share of the casualty expenses (net of third party insurance coverage) from Hurricane Ike and Tropical Storm Fay is expected to be approximately $0.03 to $0.06 per share.

Aimco expects to provide guidance for 2009 in the ordinary course in its fourth quarter 2008 earnings report and on management’s earnings conference call in February 2009. At this point, management expects continued softening of the economy in 2009. As previously discussed, the pace of property sales may be affected by broader financial conditions and Aimco will continue to carefully review the allocation of any sales proceeds between debt reduction, share repurchases and redevelopment investment, each of which would have differing impacts on 2009 FFO. Additionally, the company expects a reduction in transaction income, primarily as a result of lower promote income than earned in 2008.

The recent substantial reduction in the price of Aimco’s Common Stock has caused certain involuntary sales of Common Stock pledged to secure margin debt by two family partnerships in which Terry Considine, Chairman of the Board, Chief Executive Officer and President, holds less than a 0.5% interest overall. The partnerships pledged approximately 2.5 million shares of Common Stock to secure approximately $50 million in borrowings used to buy Common Stock. Approximately 600,000 shares have been involuntarily sold to date. In addition, David Robertson, Executive Vice President and Chief Investment Officer, may be subject to involuntary sales in connection with margin debt secured by 173,000 shares of Common Stock.

This press release does not constitute an offer of any securities for sale. This press release contains forward-looking statements, including statements regarding third quarter 2008 financial results. These forward-looking statements are subject to certain risks and uncertainties, and actual results may differ materially from projections. Readers should carefully review Aimco’s financial statements and notes thereto, as well as the risk factors described in Aimco’s Annual Report on Form 10-K for the year ended December 31, 2007, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances.

Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities. Aimco, through its subsidiaries and affiliates, is one of the largest owners and operators of apartment communities in the United States with 1,114 properties, including 188,672 apartment units, and serves approximately 750,000 residents each year. Aimco’s properties are located in 46 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.